Exhibit 99.1

For Immediate Release	Contact:
NPS Pharmaceuticals
Brandi Simpson
Sr. Director, Investor Relations
(801) 583-4939

AstraZeneca
Scott Young
Director, R&D External Affairs
(781) 839-4589

NPS ANNOUNCES EXTENSION OF R&D

COLLABORATION WITH ASTRAZENECA

Salt Lake City — February 8, 2006— NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced an extension of its strategic alliance with AstraZeneca to discover, develop and market new drugs targeting metabotropic glutamate receptors (mGluRs) for the treatment of various central nervous system and gastrointestinal disorders.

Under the terms of the extended agreement, the companies will continue their research collaboration for a minimum of three years with options to extend for an additional two years. AstraZeneca is presently engaged in Phase 1 clinical development activities with an mGluR active molecule discovered together with NPS.

“We are pleased to continue this collaboration with AstraZeneca, which has been very productive and has resulted in multiple lead product candidates for a variety of potential indications,” said Dr. Hunter Jackson, chairman and CEO of NPS. “AstraZeneca’s continued desire to work with NPS reflects our shared enthusiasm for the prospects of generating multiple and important new products from this program.”

“AstraZeneca is committed to finding innovative, safer and more effective drugs to treat major debilitating CNS diseases,” said Bob Holland, AstraZeneca, VP Neuroscience. “Our alliance with NPS has strengthened and added value to our exciting pipeline of innovative drug candidates. Our decision to renew the collaboration reflects the strength of our joint R&D effort which has already resulted in a number of drug candidates entering early development, and our belief in the utility of these targets.”

Adds Gunnar Olsson, AstraZeneca, VP Cardiovascular & Gastrointestinal (CVGI), “We see similar opportunities in CVGI for improving patient treatments based on principles that are now being actively explored in this collaboration.”

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has one FDA approved product, one product candidate undergoing regulatory review for approval to market in the U.S. and Europe, as well as other drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information, please visit www.astrazenecapressoffice.com

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: drug candidates generated from the mGluR collaboration with AstraZeneca may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates, including PREOS®; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of February 8, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2004, and our Quarterly Report on Form 10Q for the quarter ended September 31, 2005.